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March 20, 2017	LONDON
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Guggenheim Enhanced Equity Income Fund, a Delaware statutory trust Guggenheim Enhanced Equity Income Fund, a Massachusetts business trust 227 West Monroe Street Chicago, Illinois 60606

RE:     Certain U.S. Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as special counsel to Guggenheim Enhanced Equity Income Fund, a registered diversified closed-end investment company organized as a Massachusetts business trust (the “Predecessor Fund”), and Guggenheim Enhanced Equity Income Fund, a newly formed Delaware statutory trust (the “Successor Fund”), in connection with (i) the Agreement and Plan of Redomestication, dated as of October 5, 2016 (the “Redomestication Agreement”) between the Predecessor Fund and the Successor Fund which, among other things, provides for the acquisition by the Successor Fund of all of the assets of Predecessor Fund solely in exchange for voting common shares of beneficial interest of the Successor Fund and the assumption by the Successor Fund of all of the liabilities of the Predecessor Fund, and the subsequent liquidation of the Predecessor Fund (collectively, the “Redomestication”) and (ii) the preparation and filing of the Registration Statement on Form N-14, which includes the proxy statement/prospectus, filed

Guggenheim Enhanced Equity Income Fund, a Delaware statutory trust
Guggenheim Enhanced Equity Income Fund, a Massachusetts business trust
March 20, 2017

on September 1, 2016, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). You have requested our opinion regarding whether the Redomestication will be treated for U.S. federal income tax purposes as a reorganization qualifying under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Redomestication Agreement.
In preparing the opinion set forth below, we have examined and reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Redomestication Agreement, the Registration Statement, the representation letters of officers of the Predecessor Fund and the Successor Fund (each a “Representation Party” and together, the “Representation Parties”) delivered to us for purposes of this opinion (the “Representation Letter”), and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion.  In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.   We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.
In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Representation Parties, and we have assumed that such statements and representations, including those set forth in the Representation Letter, are and will continue to be true and correct without regard to any qualification as to knowledge, belief, intent, or otherwise. We have also assumed that (i) the Redomestication will be consummated in the manner described in the Redomestication Agreement and the Registration Statement and that none of the terms or conditions contained therein will be waived or modified and (ii) the Redomestication Agreement, the Registration Statement and the Representation Letter accurately reflect the facts relating to each of the Representation Parties and the Redomestication. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the documents referred to above, including those set forth in the Representation Letter.
Our opinion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. An opinion of counsel is not binding on the Internal Revenue Service or any court.  There can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Guggenheim Enhanced Equity Income Fund, a Delaware statutory trust
Guggenheim Enhanced Equity Income Fund, a Massachusetts business trust
March 20, 2017

Based upon and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Redomestication will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.
Except as set forth above, we express no other opinion.  This opinion has been prepared for you solely in connection with the Redomestication and may not be relied upon by any other person without our prior written consent.  This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP